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Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                                EXHIBIT 99.1

                                                                  [ Cooper Logo]
NEWS
RELEASE


FOR IMMEDIATE RELEASE
---------------------
April 3, 1998

Contact:         John Breed
                 (713) 209-8835 (W)
                 (281) 320-8353 (H)
                 (281) 382-3150 (Cell)

COOPER INDUSTRIES CONSIDERING OPTIONS
TO EXIT AUTOMOTIVE BUSINESS

HOUSTON, April 3, 1998 -- Cooper Industries, Inc. (NYSE-CBE) today announced that it has retained Merrill Lynch & Co. to advise Cooper on alternatives for exiting the automotive business. As part of its engagement, Merrill Lynch will assist Cooper in evaluating a possible initial public offering and other alternatives for Cooper's Automotive Products segment that will enhance shareholder value.

         Cooper's Automotive Products segment consists of Cooper Automotive and Moog Automotive, leading suppliers of aftermarket parts and original equipment for automobile manufacturers worldwide. Cooper's automotive products include well-known brands such as Champion spark plugs, Anco wiper products, Wagner lighting and brake components, EIS brakes, Moog steering and suspension parts, and Precision universal joints. The Automotive Products segment had 1997 revenues of $1.9 billion.

         Automotive Products currently accounts for 34% of Cooper's revenue, with Cooper's Electrical Products and Tools & Hardware segments accounting for approximately 52% and 14% of Cooper's total revenue, respectively. Absent the Automotive Products business, the Electrical Products and Tools & Hardware segments account for approximately 80% and 20% of Cooper's total revenue, respectively.

         Commenting on the announcement, H. John Riley, Jr., Chairman,
President and Chief Executive Officer of Cooper Industries, said, "Given the growth potential we foresee in our Electrical Products and Tools & Hardware segments, we believe that our shareholders would be better served by our focusing on and growing these core businesses, both internally and through acquisitions. The result should be enhanced value for our shareholders, our employees and our customers."
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         "The Automotive Products business will continue to focus it management and financial resources on pursuing actions and programs to improve its internal operating performance," said Riley. "This focus will enable our already strong automotive operations to perform even better in the future. Further, we also expect that a separation would make it easier for the investment community to analyze and evaluate Cooper's remaining operations as well as the Automotive Products operations," Riley concluded.

         Proceeds from any disposition of Cooper's Automotive Products segment would likely be used to fund internal growth and acquisitions in Cooper's Electrical Products and Tools & Hardware operations, a potential repurchase of Cooper's shares, and other general corporate purposes.

         Cooper Industries, with 1997 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.

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